Issuer Free Writing Prospectus

Filed Pursuant To Rule 433

Registration Statement No. 333-144026

June 27, 2007

PUBLIC STORAGE

DEPOSITARY SHARES

EACH REPRESENTING 1/1000 OF A 7.000% CUMULATIVE

PREFERRED SHARE OF BENEFICIAL INTEREST, SERIES N

Final Term Sheet

Issuer: Public Storage (PSA)

Security: Depositary Shares Each Representing 1/1000 Of A 7.000% Cumulative Preferred Share of Beneficial Interest, Series N

Size: 6,000,000 shares

Over-allotment Option: 900,000 shares at $25.00 per share

Type of Security: SEC Registered—Registration Statement No. 333-144026

Public Offering Price: $25.00 per share; $150,000,000 total (not including over-allotment option)

Underwriting Discounts and Commissions: $0.7875 per share for Retail Orders; $3,906,000 total; and $0.500 per share for Institutional Orders; $520,000 total;

Proceeds to the Company, before expenses: $145,574,000 total;

Estimated Company Expenses: $200,000, other than underwriting discounts and commissions

Bookrunners:	Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Wachovia Capital Markets, LLC

Co-managers:	UBS Securities LLC, Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Wells Fargo Securities, LLC.

Underwriting:

Number of Firm Shares
Citigroup Global Markets Inc.	961,500
Merrill Lynch, Pierce, Fenner & Smith Incorporated	961,500
Morgan Stanley & Co. Incorporated	961,500
Wachovia Capital Markets, LLC	961,500
UBS Securities LLC	961,500
Banc of America Securities LLC	120,000
Credit Suisse Securities (USA) LLC	120,000
Raymond James & Associates, Inc.	120,000
RBC Dain Rauscher Inc.	120,000
Wells Fargo Securities, LLC	120,000
A.G. Edwards & Sons, Inc.	52,500
Bear, Stearns & Co. Inc.	52,500
Charles Schwab & Co., Inc.	52,500
Fidelity Capital Markets, a division of National Financial Services LLC	52,500
H&R Block Financial Advisors, Inc.	52,500

Oppenheimer & Co. Inc.	52,500
Robert W. Baird & Co. Incorporated	52,500
B.C. Ziegler and Company	15,000
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	15,000
D.A. Davidson & Co.	15,000
Davenport & Company LLC	15,000
Ferris, Baker Watts, Incorporated	15,000
Guzman & Company	15,000
J.J.B. Hilliard, W.L. Lyons, Inc.	15,000
Janney Montgomery Scott LLC	15,000
Keefe, Bruyette & Woods, Inc.	15,000
Mesirow Financial, Inc.	15,000
Morgan Keegan & Company, Inc.	15,000
Pershing LLC	15,000
Ryan Beck & Co., Inc.	15,000
Wedbush Morgan Securities Inc.	15,000
William Blair & Company, L.L.C.	15,000

Distribution Rights: 7.000% of the liquidation preference per annum; Distributions begin on September 30, 2007

Redemption: The shares may not be redeemed until on or after July 2, 2012

Settlement Date: July 2, 2007 (T+3)

Delivery Date: July 2, 2007 (T+3)

Selling Concession: $0.500/Share for Retail Orders; $0.300/Share for Institutional Orders

Reallowance to other dealers: $0.450/share

CUSIP Number: 74460D190

ISIN Number: US74460D1900

The Issuer has filed a registration statement (including a prospectus with the SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Citi Markets & Banking toll-free 1-877-858-5407, (ii) Merrill Lynch & Co. toll-free 1-866-500-5408, (iii) Morgan Stanley toll-free 1-866-718-1649, or (iv) Wachovia Securities toll-free 1-866-289-1262.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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